UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: July 17, 2009
(Date of earliest event reported)

PremierWest Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 19, 2009, PremierWest Bancorp’s wholly-owned subsidiary PremierWest Bank entered into a Purchase and Assumption Agreement with Wachovia Bank, N.A., pursuant to which the Bank agreed to purchase certain assets and assume certain liabilities of two Wachovia branches located in Davis and Grass Valley, California. The Bank completed the branch purchase on July 17, 2009. The Bank acquired real property in Grass Valley, approximately $800,000 of consumer loans, and fixed assets and the cash on hand at the two branches. The Bank assumed approximately $345.3 million in deposits. In consideration of the assumption of deposits, Wachovia made a cash transfer to the Bank on July 17, 2009 of approximately $341 million, representing the total amount of liabilities assumed including deposit liability with the difference comprised of the purchase price of the real property, the net book value of the fixed assets, the value of the cash on hand at the branches and a deposit premium.

Item 9.01 Financial statements and Exhibits.

(a)   Financial statements of business acquired.

To the extent that financial statements of the branches are required to be filed, they will be filed in an amendment to this Form 8-K.

(b)   Pro forma financial information.

To the extent that pro forma financial information relative to the branches is required to be filed, it will be filed in an amendment to this Form 8-K.

(c)   Shell company transactions.

Not applicable.

(d)   Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2009	PREMIERWEST BANCORP
(Registrant)

By: /s/ Michael D. Fowler
Michael D. Fowler
Executive Vice President / Chief Financial Officer